Exhibit 23.1

                          Independent Auditors' Consent



The Board of Directors
Transport Corporation of America, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-90896, 333-934 and 33-96576) on Form S-8 of Transport Corporation of America, Inc. and subsidiary of our reports dated January 29, 1998, except as to note 12 which is as of February 10, 1998, relating to the consolidated balance sheets of Transport Corporation of America, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of Transport Corporation of America, Inc.


                                                           KPMG Peat Marwick LLP



Minneapolis, Minnesota
March 27, 1998